Exhibit 99.1

                    Brooke Corporation Announces Stock Split

    OVERLAND PARK, Kan., April 30 /PRNewswire-FirstCall/ -- Robert D. Orr, Chairman and CEO, announced that Brooke Corporation (Amex: BXX)'s board of directors declared a common stock dividend at its April 22, 2004, board meeting. Shareholders of record as of May 26, 2004, will receive one additional share of Brooke Corporation common stock for every one share of common stock owned. The additional shares will be distributed on June 10, 2004, and begin trading on June 11, 2004, on a split adjusted basis.

    In making the announcement Mr. Orr stated, "This two for one stock split shows our board's confidence in Brooke Corporation's growth and profitability prospects. Their confidence in our company's future is based on the business plans outlined in my recent letter to stockholders." The following summarizes Brooke Corporation's plans for growth and profitability.


     1) Promotion of organic growth initiatives to increase franchisee sales with more sales training, more lead generation and better overall marketing. These initiatives are referred to by Brooke Corporation as "leveling the playing field".

     2) Sale of Buyers Assistance Plans and loan originations to entrepreneurs that acquire a business and then convert it into one of our franchises. Sales are expected to increase from geographical expansion and improved marketing.

     3) Sale of Start up Assistance Plans to entrepreneurs that prefer to use our business model and purchasing power to start a business rather than acquire a business.

     4) Expansion of an auto insurance specialty through acquisitions and startups. Because the sale of auto insurance differs from the sale of other types of insurance, many of the planned auto insurance franchises will be company owned.

     5) Sale of credit enhancement services to our lender network through issuance of financial guaranty policies by our captive insurance company and the purchase of subordinate securities in our loan securitization pools.

     6) Sale of property and casualty insurance policies for which our captive insurance company retains a share of policy premium revenues in return for sharing policy claim expense.


    Mr. Orr reminded investors to account for the increase in common shares outstanding, resulting from the announced stock dividend, when analyzing the earnings per share disclosed in Brooke Corporation's public filings and other
announcements.   Mr. Orr noted that trailing earnings, if adjusted for the
increase of outstanding shares, would have been $.43 per diluted share for the twelve months ending March 31, 2004.


    About our company ... Brooke Corporation is listed on the American Stock Exchange under the symbol of BXX. Through subsidiaries, the company distributes insurance, financial and related services through a network of more than 250 franchise locations and has originated nearly $120,000,000 in loans which have been sold to participating lenders or to investors through asset backed securitizations. A company subsidiary also sells insurance on a wholesale basis through its franchisees and others. The company believes that franchisees, as local business owners, distribute "one-on-one sales" based services, such as insurance, more efficiently than others.


    This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's products, impact of competitive products and pricing, dependence on third party suppliers and their pricing, ability to meet product demand, exposure to market risks, uncertainties associated with the development of technology, changes in the law, the dependence on intellectual property rights, and the effectiveness of internal controls. Investors are directed to the Company's most recent annual and quarterly reports, which are available from the Company without charge for a more complete description of the Company's business.



SOURCE  Brooke Corporation
    -0-                             04/30/2004
    /CONTACT: Meg Wilson, Corporate Communications Coordinator of Brooke Corporation, wilsm@brookecorp.com , or +1-785-543-3199, Ext. 161/
    /Web site:  http://www.brookecorp.com /
    (BXX)

CO:  Brooke Corporation
ST:  Kansas
IN:  FIN INS
SU:  STS DIV